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                                                                   Exhibit 23.2



The Board of Directors
Evoke Communications, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-44348) on Form S-8 of Evoke Communications, Inc. of our reports dated February 20, 2001, relating to the consolidated balance sheets of Evoke Communications, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of Evoke Communications, Inc.

KPMG LLP


Boulder, Colorado
March 29, 2001